EXHIBIT 10.3

February 22, 2018

Neil Berkley

5829 Gablewood Way

San Diego, CA 92130

Via Email to: nberkley@acadia-pharm.com

RE: ProLung, Inc., BOARD OF DIRECTORS (“Board”)

Dear Neil,

On behalf of the Management and the Board of ProLung, Inc. (“Company”), effective 22 February 2018, I extend this offer to you to serve as a Director and member of the Board of Directors of the Company. Both the Company and the Board believe that your involvement will be beneficial and we anticipate that your service with us on the Board will be positive for the shareholders of the Company, to management and to your colleagues on the Board.

The Board of Directors sets high standards for the Company’s employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business.

This offer is contingent upon your written acceptance of this letter, the related terms and your election at the next regularly scheduled meeting of the Board. As presently constitute, the Board of Directors consists of the following:

As Chairman & Director

Todd M. Morgan (since 2014)

As Directors

Steven C. Eror (since 2006)

Robert W. Raybould (since 2012)

John C. Ruckdeschel, MD (since 2016)

Scott Nixon, CPA (Since 2016)

Robin L. Smith, MD (since 2017)

ProLung, Inc. | 757 E. South Temple, Suite 150, Salt Lake City, UT 84102 | +1.801.736.0729 | www.prolunginc.com

The above directors are currently serving, plan to serve (to the best of my knowledge) and your arrival does not displace any other participants.

Term.	You agree to serve for two-years, however you may resign at any time for any reason whatsoever. Should the company begin reporting as required by a public filing, the terms of this agreement may need to be modified in connection with regulatory requirements. During the term, you will need to keep the Company generally aware of how you may be contacted.

Meetings.	You agree to process the business of the Board (such as consents in lieu of meeting) on a timely basis, to attend meetings (typically held at the Company offices at 757 East South Temple, Salt Lake City, Utah 84102), participate in telephone meetings of the Board of Directors and to review briefing materials sent to you in preparation of Board discussion

Typically, the Board will be offered 14 days’ notices of a physical meeting. In the past, the Board has endeavored to meet in person at least once per quarter, however physical and telephone conference meetings are dictated by the business to be considered.

Interest.	At all times as a board member, you agree to act on behalf of all of the shareholders of the Company. On any issue for which you are uncomfortable (for whatever reason) or you have a conflict of interest you are invited to recuse yourself from voting and/or participation in the related briefing or discussion.

Assignment.	You have been assigned to the Science and Technology Committee. You may be given or accept assignments as a member of the Board from time-to-time in the capacity of a Board member.

Compensation.	For your service on the Board over the Term, you will receive quarterly payments of $12,000 with the first payment scheduled for March 31, 2018. In addition, you will be granted 1,250 stock options with 625 options to vest on March 31, 2018 and the remaining 625 options vesting on June 30, 2018. These options have an exercise price of $8.00 per share.

Any consulting you do for the management of the Company would be between you and the Company and outside the scope of this Offer. Should you terminate before the end of your Term, you may be asked, and agree to prorate the shares on time served.

ProLung, Inc. | 757 E. South Temple, Suite 150, Salt Lake City, UT 84102 | +1.801.736.0729 | www.prolunginc.com

Expenses.	Ordinary out-of-pocket expenses will be reimbursed by the Company for travel to meetings of the Board, or other expenses incurred stemming from your involvement on the Board.

Biographical.	From time to time, the Company needs to make the composition of its Board known to investors, shareholders, employee and public. You agree to provide (and to allow the Company to use) a brief biographical paragraph for this purpose.

Neil, I am pleased that you are interested to join with us. By signing below, I will organize your involvement in the next meeting of the Board. Please accept this and email a scan back to me or send facsimile to 801.204-9633 (private fax).

Sincerely,

/s/ Steven C. Eror
Steven C. Eror
President, CEO & Director

Accepted by:

/s/ Neil Berkley
Neil Berkley
Date:

ProLung, Inc. | 757 E. South Temple, Suite 150, Salt Lake City, UT 84102 | +1.801.736.0729 | www.prolunginc.com